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SANTANDER BANCORP REPORTS IMPROVEMENT IN FINANCIAL EARNINGS FOR THE THIRD QUARTER OF 2003

Net income for the quarter ended September 30, 2003 amounted to $8.2 million, a 253.8% improvement over net income of $2.3 million reported in the third quarter of 2002. Net income for the third quarter of 2003 shows a significant increase of 53.6% when compared to net income for the second quarter of 2003.

Earnings per common share for the quarter ended September 30, 2003 amounted to $0.17 per share, an increase of 467.0% compared to $0.03 per share for the same quarter in 2002.

Net loans, including loans held for sale, reached $4.0 billion as of September 30, 2003, reflecting an increase of 6.4% compared to $3.8 billion as of December 31, 2002.

The ratio of non–performing loans to total loans improved to 2.58% as of September 30, 2003 from 3.20% as of December 31, 2002, a reduction of 62 basis points.

The allowance for loan losses represents 1.57% of total loans as of September 30, 2003. The ratio of the allowance for loan losses to non–performing loans improved from 52.78% as of September 30, 2002 to 60.78% as of September 30, 2003.

During the third quarter of 2003 the efficiency ratio improved 386 basis points when compared to the second quarter of 2003.

Tier I capital, total capital to risk–adjusted assets and leverage ratios reached 12.27%, 13.52% and 8.19%, respectively, as of September 30, 2003.

A cash dividend of $0.11 per common share was declared during the third quarter of 2003, for shareholders of record as of September 11th, 2003, resulting in an annualized dividend yield of 2.34% as of September 30, 2003.

San Juan, Puerto Rico, October 16, 2003 – Santander BanCorp (NYSE: SBP; LATIBEX: XSBP), reported today its unaudited financial results for the third quarter of 2003.

The financial results for the third quarter of 2003, showing an improvement of 253.8% when compared to the third quarter of 2002, are indicative of the Company´s focus and commitment to regaining market share and profitability.

During the third quarter of 2003, among other efforts, the Company launched a new campaign to enhance brand awareness, which is instrumental in recovering market share and re–establishing its position as a financial services leader in Puerto Rico. This campaign includes a comprehensive local media plan supported with an aggressive publicity program.

Furthermore, during this quarter, Mr. Emilio Botín, Chairman of the Board of Directors of Banco Santander Central Hispano, S.A. ("Grupo Santander"), visited Puerto Rico as a gesture of their continued support and commitment to help the Company regain its position in the financial industry and to highlight the importance of Puerto Rico for the Grupo Santander. To emphasize this significance, Mr. Alfredo Sáenz, First Executive Vice–president and Mr. Francisco Luzón, Executive Vice–president and Director for the Americas Division accompanied him.

During his visit, Mr. Botín met with the press and expressed his interest in expanding operations in Puerto Rico, as well as to continue the expansion of the social programs, mainly through Universia and the Universities Program, both geared to benefit college level students. He also met with the Company´s top 500 clients during a reception at the Museum of Art of Puerto Rico; inaugurated a Universia Internet library at the Interamerican University in Fajardo and signed an agreement of support and cooperation with the President of the University of Puerto Rico.

Mr. Botín mentioned that negotiations were under way in order to transfer Santander Securities Corporation, currently a subsidiary of Banco Santander Central Hispano, S.A. to the Company, subject to Board of Directors and regulatory approvals. Santander Securities is the second largest full–service securities broker–dealer in Puerto Rico and has a wholly owned subsidiary named Santander Asset Management Corporation engaged in the money management and investment advisory business. The consummation of the proposed transaction has not taken place and no definitive agreements have been executed as of today.

For the quarter ended September 30, 2003, net income amounted to $8.2 million or $0.17 per common share compared to net income of $2.3 million or $0.03 per common share for the third quarter of 2002, an increase of 253.8%. Return on Average Common Equity (ROE) and Return on Average Assets (ROA) were 5.74% and 0.48%, respectively, for the quarter ended September 30, 2003, compared to 0.87% and 0.14%, respectively, for the third quarter of 2002. The Efficiency Ratio1 improved to 68.68% for the third quarter of 2003, compared to 72.54% reported during the second quarter of 2003 and to 68.69% reported during the third quarter of 2002. The improvement in the efficiency ratio during the third quarter of 2003, when compared to the prior quarter, is a direct result of higher revenues in the Company.

Net income for the nine–month period ended September 30, 2003 reached $16.7 million, or $0.31 per common share and ROE and ROA were 3.55% and 0.34%, respectively. For the nine–month period ended September 30, 2002 net income amounted to $23.6 million and ROE and ROA were 4.98% and 0.47%, respectively. The Efficiency Ratio1 for the nine–month periods ended September 30, 2003 and 2002 were 72.48% and 66.47%, respectively.

Income Statement

The $5.9 million improvement in net income for the third quarter of 2003 compared to the same period in 2002 was principally due to an increase of $2.4 million in other income and a reduction of $8.1 million in the provision for loan losses. These changes were partially offset by an increase in operating expenses of $2.0 million, a decrease in net interest income of $1.7 million and an increase in income tax expense of $0.9 million.

The reduction of $6.9 million in net income for the nine–month period ended September 30, 2003 compared to the same period in 2002 was principally due to lower net interest income of $22.9 million and higher operating expenses of $2.1 million. These changes were partially offset by a lower provision for loan losses of $10.7 million, an increase in other income of $2.7 million, and a decrease in income tax expense of $4.7 million

For the quarter ended September 30, 2003, net interest income1 amounted to $53.3 million, compared to $52.8 million for the third quarter in 2002. The improvement in net interest income1 was due to an increase in average interest earning assets together with a decrease in the cost of funds that was partially offset by lower yields on earning assets. For the nine–month period ended September 30, 2003, net interest income1 was $150.8 million compared to $170.5 million for the same period in 2002. This decrease was due primarily to lower yields on interest earning assets and lower average interest earning assets, partially offset by a reduction in interest bearing liabilities and lower cost of funds. The Company is restructuring the liability side of its balance sheet with aggressive pricing strategies in line with current market trends that have resulted in a shift from time deposits to savings deposits, resulting in a favorable impact on net interest income over the prior quarter.

The provision for loan losses reflected a decrease from $17.1 million for the quarter ended September 30, 2002 to $9.0 million for the third quarter of 2003 due to lower non–performing loans and lower net charge–offs for the periods. For the nine–month periods ended September 30, 2003 and 2002, the provision for loan losses was $34.7 million and $45.5 million, respectively, a reduction of $10.8 million. The reduction in the provision for loan losses was due to a decrease in non–performing loans and lower net charge–offs for the periods.

Other operating income (excluding gains on sale of securities and mortgage servicing rights) reached $16.7 million for the quarter ended September 30, 2003, compared to $14.3 million for the quarter ended September 30, 2002. During the third quarter of 2003, the Company recorded a gain on sale of mortgage loans of $2.8 million compared to a gain of $0.7 million for the same period in 2002, and a gain on sale of other real estate owned of $1.4 million. The increase in income resulting from these gains was offset by lower gains on derivatives and mortgage servicing rights recognized. Other operating income (excluding gains on sale of securities and mortgage servicing rights) for the nine months ended September 30, 2003 and 2002 reached $47.8 million and $42.8 million, respectively. This improvement was due to an increase in gains (losses) on derivative transactions of $1.6 million, an increase in gains on sales of mortgage loans of $5.5 million and gains on sales of other real estate owned of $1.7 million. These gains were partially offset by lower mortgage servicing recognized of $2.6 million.

For the quarter ended September 30, 2003, the Efficiency Ratio1 improved to 68.68%, compared to 72.54% for the quarter ended June 30, 2003 and was basically the same as the ratio for the third quarter of 2002 at 68.69%. This improvement was mainly a result of higher revenues (excluding gains on sales of securities) during the quarter ended September 30, 2003. The Efficiency Ratio1 for the nine months ended September 30, 2003 and 2002 was 72.48% and 66.47%, respectively. Lower revenues and higher operating expenses in 2003 impacted this ratio.

Operating expenses reflected an increase of $2.0 million for the quarter ended September 30, 2003 compared to the same quarter in 2002, due mainly to an increase in Electronic Data Processing ("EDP") technical services. Personnel costs reflected a decrease of $0.8 million due primarily to an increase in deferred loan origination costs resulting from growth in the mortgage lending activity which was partially offset by an increase in pension costs. Other operating expenses reflected an increase of $2.9 million for the third quarter of 2003. This increase was primarily in EDP technical services.

For the nine–month period ended September 30, 2003, operating expenses increased $2.1 million compared to the same period in 2002. Personnel costs decreased $2.1 million due principally to an increase in deferred loan origination costs partially offset by an increase in pension costs. Other operating expenses reflected an increase of $4.2 million due primarily to increases in EDP technical services and provision for losses on other real estate owned. These increases were partially offset by decreases in amortization of intangibles due to the remaining amortization of core deposits from previous acquisitions of financial institutions, and in EDP servicing expenses as a result of receiving electronic data processing services from a service provider related to the Group at more favorable terms. There was also a decrease in amortization of software as a result of the sale of the Company´s software platform to an affiliate (see Balance Sheet below for additional information) and other taxes.

Balance Sheet

Total assets as of September 30, 2003 reached $7.2 billion, compared to $7.1 billion reported as of December 31, 2002. There was a decrease of $268 million in cash and cash equivalents, an increase in investment securities of $197 million and an increase in net loans, including loans held for sale, of $242 million. Deposits decreased $828 million while borrowings increased $910 million.

During the third quarter of 2003 the Company sold its software developed for internal use to an affiliate at book value, for approximately $42 million. As a result of this transaction, the Company´s expense related to the use of this software will be reduced by approximately $4.1 million annually.

The net loan portfolio reflected a $242 million or 6.4% increase, reaching $4.0 billion at September 30, 2003, compared to the figures reported at December 31, 2002. This increase was partially due to the purchase of a $236 million mortgage loan portfolio during the first quarter of 2003.

Financial Strength

Non–performing loans to total loans as of September 30, 2003 amounted to 2.58%, a significant improvement over 3.20% as of December 31, 2002. Non–performing loans at September 30, 2003 amounted to $106.0 million, compared to $123.4 at December 31, 2002. There has been an improving trend in this indicator during the first three quarters of 2003. During the first quarter of 2003 the Company sold several non–performing loans to an affiliate with a carrying value of $11.9 million.

The annualized ratio of net charge–offs to average loans for the quarter ended September 30, 2003 decreased to 0.64% from 1.05% reported for the quarter ended June 30, 2003, and reflected a strong improvement compared to 1.19% for the third quarter in 2002. Net charge offs for the third quarter of 2003 decreased $5.6 million, or 46.10%, compared to the third quarter of 2002. The Company´s efforts are directed to continue improving this ratio.

The allowance for loan losses represents 1.57% of total loans as of September 30, 2003, an increase over the 1.50% reported as of December 31, 2002, and a significant increase over 1.47% reported as of September 30, 2002. The increase in this ratio was due to lower net charge offs during 2003 as a result of the strict measures the Company has taken to monitor past–due loans, collections and improve overall loan performance. The allowance for loan losses to total non–performing loans at September 30, 2003 stood at 60.78%. Excluding non–performing mortgage loans (for which the Company has historically had a minimal loss experience) this ratio is 133.45%. The Company has increased its Allowance for Loan Losses through periodic charges to the provision for loan losses. This item is reviewed on a recurring basis considering an ongoing assessment of the Company´s credit exposure and a number of relevant variables. The level of the Allowance for Loan Losses is subject to changes in internal and external factors affecting the level of non–performing loans and credit risk of the loan portfolio.

As of September 30, 2003, Tier I capital to risk–adjusted assets, total capital to risk–adjusted assets (BIS ratio) and leverage ratios reached 12.27%, 13.52% and 8.19% respectively.

Shareholders´ Programs

During the third quarter of 2003, Santander BanCorp once again declared a cash dividend of 11 cents per common share to its common shareholders of record as of September 11th, 2003, payable on October 1, 2003.

As of September 30, 2003, under the Stock Repurchase Program, the Company had acquired a total of 4,011,260 shares of common stock, amounting to $67.6 million. The Board of Directors approved an extension to the program in November 2002, under which Santander BanCorp may repurchase up to 928,204 additional shares. As of September 30, 2003, 325,100 shares, or 35% of the shares under the extended program have been repurchased. There have been no stock repurchases during the last two quarters of 2003.

Institutional Background

Santander BanCorp is a publicly held financial holding company that is traded on the New York Stock Exchange and on Latibex (Madrid Stock Exchange). It has two wholly owned subsidiaries, Banco Santander Puerto Rico and Santander Insurance Agency. Banco Santander Puerto Rico has been operating in Puerto Rico for 26 years. It offers a full array of services in the areas of commercial, mortgage and consumer banking supported by a team of over 1,500 employees, with 66 branches. Santander Insurance Agency offers life, health and disability coverage as a corporate agent and also operates as a general agent. For more information, visit the Company´s website at www.santandernet.com.

Grupo Santander (SAN.MC, STD.N) is the largest financial group in Spain and Latin America and is the second largest bank in the Euro Zone by market capitalization. Founded in 1857, it has forged important business initiatives in Europe, including a 15–year old alliance with The Royal Bank of Scotland, ownership of the third largest banking group in Portugal and the leading independent Consumer Finance franchise in Germany and seven European countries.

Grupo Santander is number one in Latin America by profits, where it maintains a leadership position with 4,000 offices, serving more than 12 million individual clients and half a million small and medium sized companies, managing on and off–balance sheet business for approximately €100 billion, with a combined business market share of 10.4% (in loans, deposits on and off–balance sheet and mutual funds). The Group recorded €1,382 million in net attributable income from Latin America during the year 2002.

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This news release contains forward–looking statements that are based on current expectations, estimates, forecasts and projections about the industry in which the Company operates, its beliefs and its management´s assumptions.  Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward–looking statements.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward–looking statements. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the Company does not have any intention or obligation to update or revise any forward–looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.